Exhibit 99.1

For More Information:
Pam Sullivan	Brian Gendron
Phase Forward	SHIFT Communications
781-902-4502	617-681-1226
pam.sullivan@phaseforward.com	bgendron@shiftcomm.com

PHASE FORWARD APPOINTS EVE E. SLATER, M.D., TO BOARD OF DIRECTORS

Waltham, MA - June 23, 2005 - Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced the appointment of Eve E. Slater, M.D., to its Board of Directors, effective June 30, 2005.  This appointment further underscores Phase Forward’s commitment to develop and maintain a distinguished Board of Directors, supporting its strategy of helping pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely.

Dr. Slater joins the Phase Forward Board with a record of outstanding accomplishment in academic medicine, pharmaceutical research and development, and public service.  After serving as the first woman chief resident in medicine at the Massachusetts General Hospital (MGH) she established herself as an accomplished basic research scientist and academic cardiologist at Harvard Medical School.  In 1983 she joined Merck Research Laboratories (MRL) as a Senior Director of a research laboratory.  During her tenure at Merck she developed responsibility for regulatory affairs and in 1990 became Vice President, and later Senior Vice President of Clinical and Regulatory Development at MRL.  In 2001 she was appointed Senior Vice President of External Policy and Vice President of Corporate Public Affairs.  In her role at Merck she supervised worldwide regulatory activities for all Merck medicines and vaccines, worldwide NDA submissions, product labeling, quality assurance, and pharmacovigilance.  She was responsible for the rapid approval of Crixivan, a treatment for HIV infection, in 42 days, one of the shortest in FDA history. Additionally, Dr. Slater’s responsibilities included managing the Merck Manual and OTC clinical development, as part of Johnson & Johnson-Merck Consumer Pharmaceuticals.  She served on the International Conference on Harmonization Subcommittee on the Structure and Content of Clinical Studies Reports (chair), on both the Regulations Advisory (chair) and Policy Boards for the UK Centre for Medicines Research, the InterCompany Collaboration for AIDS Drug Development, and the Keystone National Policy Dialogue on HIV/AIDS.  While living in Boston, she was a flute soloist with Arthur Fiedler and the Boston Pops.

She was named by President George W. Bush as Assistant Secretary for Health (ASH), U.S. Department of Health and Human Services in late 2001, becoming America’s first woman ASH and chief health policy advisor to HHS Secretary Tommy G. Thompson.  As ASH, Dr. Slater supervised the U.S. Public Health Service, including the office of the Surgeon General and was active in focusing federal attention on eHealth, including electronic medical records.  Dr. Slater resigned from HHS in 2003.  Currently, she serves as a director of Vertex Pharmaceuticals, Cambridge, MA and AnorMED Inc., Langley, B.C., and is a member of the Board of Visitors for the New England Conservatory of Music.

With the arrival of Dr. Slater, Phase Forward also announced that Peter Barton Hutt, who has served on the Board of Directors since 1999, is resigning his position with the Board on June 30, 2005.

“Dr. Slater is an outstanding addition to our Board, and I am pleased to welcome her to the role,” said Paul Bleicher, M.D., Ph.D, chairman and founder of Phase Forward.  “ Her experience in the pharmaceutical industry and government will be extremely valuable as we continue to expand our reach in the life sciences.  We are confident that her contributions will be many and meaningful in this role, and look forward to her guidance in this position.  I would also like to thank Peter Barton Hutt for his invaluable wisdom and input.  Peter has played an essential role in the success of Phase Forward and I wish him luck in his current and future endeavors.”

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company helps pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely. Phase Forward offers proven solutions in electronic data capture (EDC), clinical data management (CDM), and adverse event reporting (AER). Phase Forward products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 220 organizations worldwide including: AstraZeneca, Biogen Idec, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, GlaxoSmithKline, Guidant, Procter & Gamble, Quintiles, Sanofi-Aventis, Schering-Plough Research Institute, and Serono. Additional information about Phase Forward is available at www.phaseforward.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations concerning its personnel, membership of its Board of Directors and its business outlook.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to attract and retain skilled personnel and qualified candidates for its Board of Directors.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.